UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 9, 2009 (November 6, 2009)

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49802	93-0816972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA

95032

(Address of principal executive offices, including zip code)

(408) 540-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On November 6, 2009, Netflix, Inc. (the “Company”) issued $200 million aggregate principal amount of its 8.50% Senior Notes due 2017 (the “Notes”) to J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the “Initial Purchasers”).

The terms and conditions of the Notes, the Indenture (as defined below) and the Registration Rights Agreement (as defined below) described in Item 2.03 of this Current Report on Form 8-K are incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement

In connection with the Notes Offering (as defined below), the Company repaid all outstanding amounts under and terminated its Credit Agreement, dated as of September 16, 2009, by and among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent for the lenders.

The Credit Agreement provided for a $100 million revolving line of credit, with a $10 million letter of credit subfacility, terminating September 16, 2012. Loans accrued interest, at the Company’s option, at a base rate determined in accordance with the Credit Agreement, plus a spread of 1.75% to 2.25%, or an adjusted LIBOR rate plus a spread of 2.75% to 3.25%, in each case with such spread being determined based on the ratio of total debt to EBITDA for the preceding four quarter period.

The Credit Agreement contained customary affirmative covenants, including covenants regarding reporting requirements, maintenance of insurance, maintenance of properties and compliance with applicable laws and regulations. Further, the Credit Agreement contained customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to grant liens, make investments, incur debt, make certain restricted payments or sell, transfer or dispose of assets, in each case subject to certain exceptions.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 3, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc. to sell to the Initial Purchasers the Notes (the “Notes Offering”). On November 6, 2009, the Notes Offering was completed and the Company issued to the Initial Purchasers $200 million aggregate principal amount of the Notes in accordance with the terms of the Purchase Agreement. The net proceeds to the Company from the Notes Offering were approximately $194 million.

In connection with the Notes Offering, the Company entered into an Indenture (the “Indenture”), dated as of November 6, 2009, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Certain terms and conditions of the Notes, the Indenture and the Registration Rights Agreement (as defined below) are as follows:

Maturity. The Notes mature on November 15, 2017.

Interest. The Notes accrue interest of 8.50% per year. Interest on the Notes is paid semi-annually on each May 15 and November 15, beginning on May 15, 2010.

Ranking. The Notes are the senior unsecured obligations of the Company. The Notes rank senior in right of payment to all future subordinated indebtedness of the Company and rank equally in right of payment to all existing and future liabilities of the Company that are not so subordinated. The Notes rank effectively junior to all secured obligations of the Company, to the extent of the value of the collateral securing such obligations, and all debt and other liabilities (including trade payables) of the Company’s subsidiaries that are not guarantors.

Guarantees. The Notes are not initially guaranteed by any subsidiaries. In certain circumstances, the Notes may be unconditionally guaranteed on a senior unsecured basis by certain of the Company’s existing and future direct or indirect domestic subsidiaries. Such subsidiary guarantors are collectively referred to herein as the “subsidiary guarantors,” and such subsidiary guarantees are collectively referred to herein as the “subsidiary guarantees.” Each subsidiary guarantee would rank senior in right of payment to all existing and future subordinated indebtedness of the subsidiary guarantor, would rank equally in right of payment with all existing and future liabilities of such subsidiary guarantor not expressly subordinated in right of payment to the guarantee, and would be effectively subordinated to all of such subsidiary guarantor’s secured debt to the extent of the collateral securing such debt.

Optional Redemption. At any time prior to November 15, 2013, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest. At any time on or after November 15, 2013, the Company may redeem some or all of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time and from time to time prior to November 15, 2012, the Company may redeem up to 35% of the aggregate outstanding principal amount of the Notes with the net cash proceeds received by the Company from certain equity offerings at a price equal to 108.50% , plus accrued and unpaid interest, provided that the redemption occurs no later than the 120th day after the closing of the related equity offering, and at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately thereafter.

Mandatory Repurchase. Upon the occurrence of a change of control or certain asset sales, the Company must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

Covenants. The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur indebtedness and issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments or transfer assets to the Company or any of its subsidiaries;

•	create liens;

•	merge, consolidate or sell substantially all of our and our subsidiaries’ assets, taken as a whole; and

•	enter into certain transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the Notes to become immediately due and payable:

(a) the Company’s default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) the Company’s default in the payment when due of principal or of premium, if any, on the Notes;

(c) the Company’s failure to comply with the covenant relating to mergers, consolidations or the sale of all or substantially all assets;

(d) the Company’s failure to comply for 30 days after notice is given with the covenants relating to changes in control or asset sales;

(e) the Company’s default under any other provision of the Indenture or the Notes that remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(g) default with respect to any indebtedness for borrowed money of, or guaranteed by, the Company or any of its restricted subsidiaries, which default results in the acceleration of any such indebtedness and is not rescinded or cured within 30 days after such acceleration and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains undischarged after such 30 day period, aggregates $15.0 million or more;

(f) the Company’s or any of its restricted subsidiaries’ failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness for borrowed money of, or guaranteed by, the Company or any of its restricted subsidiaries, and the principal amount of such indebtedness together with any other such indebtedness under which there has been a payment default, aggregates $15.0 million or more;

(h) the Company’s or any of its restricted subsidiaries’ failure to pay final judgments aggregating $15.0 million or more, which judgments remain unsatisfied or undischarged for 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(i) certain events of bankruptcy or insolvency of the Company or any of its significant subsidiaries; and

(j) any subsidiary guarantee of a restricted subsidiary is held in a judicial proceeding to be unenforceable or invalid or shall cease to be in full force and effect, or any subsidiary guarantor that qualifies as a restricted subsidiary denies or disaffirms its obligations under its guarantee.

Registration Rights. In connection with the Notes Offering, the Company entered into a Registration Rights Agreement, dated as of November 6, 2009, with J.P. Morgan Securities Inc., as the representative of the Initial Purchasers (the “Registration Rights Agreement”). The Company is obligated to use its reasonable efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the Notes for notes issued by the Company that are registered with the Commission and have substantially identical terms as the Notes. If the Company is not able to effect the exchange offer, the Company will instead use its reasonable efforts to file and cause to become effective a shelf registration statement covering the resale of the Notes.

A copy of the Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and a copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2. The foregoing descriptions of the Indenture, the Notes and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Indenture and the Registration Rights Agreement.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

4.1	Indenture, dated November 6, 2009, among Netflix, Inc., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, relating to the 8.50% Senior Notes due 2017.

4.2	Registration Rights Agreement, dated November 6, 2009, between Netflix, Inc. and J.P. Morgan Securities Inc., relating to the 8.50% Senior Notes due 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: November 9, 2009	By:	/s/ BARRY MCCARTHY
Barry McCarthy
Chief Financial Officer

EXHIBIT INDEX

4.1	Indenture, dated November 6, 2009, among Netflix, Inc., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, relating to the 8.50% Senior Notes due 2017.

4.2	Registration Rights Agreement, dated November 6, 2009, between Netflix, Inc. and J.P. Morgan Securities Inc., relating to the 8.50% Senior Notes due 2017.

7